                                                                       EXHIBIT C

                    PURCHASE AND SALE AND VOTING AGREEMENT

     This Purchase and Sale and Voting Agreement, dated as of June 6, 2001 (this "Agreement"), is made and entered into among TRW Inc., an Ohio corporation ("Parent"), NSI Systems Inc., a Rhode Island corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Saugatuck Capital Company Limited Partnership III (the "Shareholder").

     WHEREAS, as of the date hereof, Shareholder owns (beneficially and of record) 714,285.71 shares of Series A Convertible Preferred Stock, par value $3.50 per share (the "Shares"), of Network Six, Inc., a Rhode Island corporation (the "Company");

     WHEREAS, immediately prior to the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of the Company with and into Merger Sub (the "Merger"); and

     WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                  ARTICLE I.

                               VOTING OF SHARES

     1.1. Voting of Shares. The Shareholder hereby agrees that from the date hereof until the termination of this Agreement pursuant to Section 6.1 hereof ("the Term"), at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, the Shareholder shall vote its Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time; provided that Shareholder shall not be required to vote to approve the Merger if any amendment to the Merger Agreement materially adversely affects the Shareholder's interests in the Merger, including its rights hereunder, unless Shareholder agrees in writing to such amendment to the Merger Agreement; it being agreed that an increase in the Per Share Amount without any increase in the consideration payable hereunder would not be deemed to materially adversely affect the Shareholder's interests in the Merger), (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's certificate of incorporation or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote the Shares directly.

     1.2. Disposition or Encumbrance of Shares. The Shareholder hereby agrees that, during the Term, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of, or create or permit to exist any Encumbrance (as hereinafter defined) on any of the Shares.

     1.3. Proxy. The Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of any Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of the Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as Shareholder) to any consent, certificate or other document relating to the Company that the law of the State of Rhode Island may permit or require as provided in Section 1.1.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

     1.4. No Solicitation. The Shareholder covenants and agrees that, during the Term, it shall not, directly or indirectly through any officer, director, agent or other representative, solicit, initiate or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal from any person (other than Parent, Merger Sub and any of their affiliates) relating to (i) any acquisition of all or any of the Shares or (ii) any transaction that constitutes a Takeover Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or knowingly facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. The Shareholder, in its capacity as such, immediately shall cease and cause to be terminated all existing discussions or negotiations of the Shareholder, in its capacity as such, and its officers, directors, agents or other representatives with any person conducted heretofore with respect to any of the foregoing. The Shareholder, in its capacity as such, shall notify Parent and Merger Sub promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made to Shareholder and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.


                                  ARTICLE II.

                          PURCHASE AND SALE OF SHARES

     2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, Merger Sub agrees to purchase from the Shareholder, and the Shareholder agrees to sell to Merger Sub, all the Shares for the consideration specified in Section 2.2.

     2.2. Purchase Price. Merger Sub agrees to deliver to the Shareholder at the Closing the following consideration in exchange for the Shares: (a) a promissory note (the "Note") in the form included as part of Exhibit A attached hereto in the aggregate principal amount of $2,500,000 and (b) cash in an amount equal to all the accrued and unpaid dividends on the Shares (i) at the rate provided for in the Company's Restated Articles of Incorporation through and including March 31, 2001 that remain unpaid at the time of Closing and (ii) at a rate of 6% per annum from March 31, 2001 through the date of Closing. The promissory note and such cash amount are referred to collectively as the "Purchase Price". Parent agrees to deliver at the Closing its guarantee of the Note in the form included as part of Exhibit A attached hereto (the "Guarantee").

     2.3. Waiver of Change of Control Premium. Shareholder agrees that if, solely as a result of the consummation of the transactions contemplated by the Merger Agreement, a Change of Control (as defined in Section 6 of the Statement of Rights and Preferences of Series A Convertible Preferred Stock attached as Exhibit A to the Company's Restated Articles of Incorporation) of the Company occurs before Merger Sub or Parent acquires the Shares from Shareholder, Shareholder will, subject to its receipt of the consideration specified in
Section 2.2 above and the closing of the Merger, not exercise its right and option under the Company's Articles of Incorporation, the Preferred Stock Purchase Agreement dated October 29, 1992 between the Company and Shareholder or otherwise, to sell to the Company all or a portion of the Shares for a price per share of $5.60 plus accrued and unpaid dividends to the date of such Change of Control.

     2.4. The Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the location of the closing of the Merger pursuant to Section 1.2 of the Merger Agreement immediately prior to the closing of the Merger (provided the conditions set forth in Article V hereof have been met or waived) or such other date as Merger Sub, the Parent and the Shareholder may mutually determine (the "Closing Date").

     2.5. Deliveries at Closing. At the Closing, (i) the Shareholder shall deliver to Merger Sub and Parent the various certificates, instruments, and documents referred to in Section 5.1 below and the stock certificate(s) representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (ii) the Merger Sub and the Parent will deliver to the Shareholder the consideration specified in Section 2.2.

     2.6. Disclosure. The Shareholder hereby authorizes Parent and Merger Sub to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.


                                 ARTICLE III.

                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                                THE SHAREHOLDER

     The Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

     3.1. Due Organization, Authorization, etc. The Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Shareholder has all requisite limited partnership power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub as Shareholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of Shareholder. This Agreement has been duly executed and delivered by or on behalf of Shareholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and laws relating to or affecting creditors' rights generally and to general principles of equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by Shareholder of the transactions contemplated hereby.

     3.2. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate the trust agreement, limited partnership agreement or other similar organizational documents of Shareholder,

(ii) conflict with or violate any Law applicable to Shareholder or by which Shareholder or any of Shareholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder or any of its subsidiaries, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder's assets is bound or affected, except any such conflict, violation, breach, default or creation of rights or creation of liens or encumbrances which would not prevent or delay the performance of Shareholder's obligations hereunder.

     (b) Except as set forth on Schedule 3.2(b) hereto, the execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Shareholder of Shareholder's obligations under this Agreement.

     3.3. Title to Shares. Shareholder is the sole record and beneficial owner of the Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

     3.4. No Inconsistent Arrangements. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, during the Term, it shall not
(i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares, or (v) knowingly take any other action that would be reasonably expected to in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, including converting the Shares into common stock of the Company.

     3.5. No Finder's Fees. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder. Shareholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.


                                  ARTICLE IV.

                       REPRESENTATIONS AND WARRANTIES OF
                             MERGER SUB AND PARENT

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to Shareholder as follows:

     4.1. Due Organization, Authorization, Etc. Merger Sub and Parent are corporations duly organized, validly existing and in good standing under the laws of the States of Rhode Island and Ohio, respectively. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and, assuming its due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms.

     4.2. Authorization and Validity of the Note and Guarantee. The Note and the Guarantee have been duly authorized for issuance pursuant to this Agreement and, when delivered pursuant to the provisions of this Agreement against payment of the consideration therefor specified in the this Agreement, the Note and the Guarantee will constitute legal, valid and binding obligations of the Merger Sub and Parent, respectively, enforceable against Merger Sub and Parent, respectively, in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws relating to or affecting enforcement of creditors' rights or by general equity principles.


                                  ARTICLE V.

                       CONDITIONS TO OBLIGATION TO CLOSE

     5.1. Conditions to Obligation of Merger Sub and Parent. The obligation of Merger Sub and Parent to consummate the transactions to be performed by them hereunder in connection with the Closing is subject to satisfaction of the following conditions:

     (a) all conditions set forth in Article VI of the Merger Agreement have been satisfied (or waived by the appropriate party or parties to the Merger Agreement);

     (b) the representations and warranties set forth in Article III shall be true and correct in all material respects at and as of the Closing Date;

     (c) the Shareholder shall have performed and complied with all of its covenants contained in Section 2.3 and 2.5 hereof in all material respects through the Closing;

     (d) Shareholder shall have delivered to Merger Sub and Parent a certificate signed by a duly authorized representative to the effect that each of the conditions specified above in clauses 5.1(b) and 5.1(c) is satisfied in all respects;

     (e) Merger Sub and Parent shall have received the resignations as directors of the Company, effective as of the Closing, of Thomas J. Berardino and Owen S. Crihfield at least three business days prior to the Closing; and

     (f) All certificate(s), stock powers and other documents required to effectively transfer valid title to the Shares to Merger Sub will be reasonably satisfactory in form and substance to Merger Sub and Parent.

Merger Sub and parent may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

     5.2. Conditions to the Obligation of Shareholder. The obligation of Shareholder to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the condition that the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date. The Shareholder may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to the Closing.


                                  ARTICLE VI.

                                  TERMINATION

     6.1. Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, (ii) by Parent or Shareholder if the Merger shall not have been consummated on or before the 180th calendar day after the date hereof; provided that the Company's
                                              --------
failure to perform any of its obligations under the Merger Agreement does not result in the failure of the Merger to be so consummated by such time or (iii) automatically and without any required action of the parties hereto upon the termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

                                 ARTICLE VII.

                                 MISCELLANEOUS

     7.1. Definitions. Terms used but not otherwise defined in this Agreement, including those defined in Section 8.10 of the Merger Agreement, have the meanings assigned to such terms in the Merger Agreement.

     7.2. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses. Shareholder represents that except as permitted by
Section 4.1(M) of the Merger Agreement, none of the Company and its Subsidiaries has borne or will bear any of the Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or the transactions contemplated hereby.

     7.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Merger Sub, to:

                       TRW Inc.
                       1900 Richmond Road
                       Cleveland, Ohio 44124
                       Attention:  Secretary
                       Telecopy:   (216) 291-7255

                       with a copy to:

                       TRW Inc.
                       12011 Sunset Hills Road
                       Reston, Virginia 20190-3285
                       Attention:  Assistant General Counsel
                       Telecopy:   (703) 345-7075

     (b) if to Shareholder, to:

                       Saugatuck Capital Company Limited Partnership III One Canterbury Green
                       Stamford, Connecticut 06901
                       Attention:  Mr. Thomas J. Berardino
                       Telecopy:  (203) 324-6995
                       with a copy to:

                       Finn Dixon & Herling LLP
                       One Landmark Square
                       Stamford, Connecticut 06901-2699
                       Attention:  Michael J. Herling, Esq.
                       Telecopy:   (203) 348-5777

     7.4. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     7.5. Entire Agreement; Assignment. This Agreement and the Merger Agreement, as amended from time to time, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise), provided, however, that Parent or Merger Sub may, in its sole discretion, assign or delegate its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

     7.6. Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

     7.7. Waiver of Appraisal Rights. Subject to consummation of the transactions contemplated hereby, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

     7.8. Further Assurance. From time to time, at the other party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

     7.9. Stop Transfer. Shareholder agrees with, and covenants to, Parent and Merger Sub that Shareholder shall not request that the Company register the transfer

(book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

     7.10. Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of any of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

     7.11. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     7.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     7.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

     7.14. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.16. Shareholder Capacity. Notwithstanding anything herein to the contrary, no person executing this Agreement who (either directly or through one of its officers, partners or affiliates) is, or becomes during the Term, a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer, and the agreements set forth herein shall in no way restrict any director or officer in the exercise of his or her fiduciary duties as a director or officer of the Company. The Shareholder has executed this Agreement solely in its capacity as the beneficial holder of the Shares.

     IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this Agreement to be executed by its officer thereunto duly authorized and Shareholder has caused this Agreement to be executed, or duly executed by an authorized signatory, as of the date first written above.


TRW INC.

By:  /s/ William B. Lawrence
     -------------------------------------------
     Title:  Executive Vice President, General
               Counsel and Secretary


NSI SYSTEMS INC.

By:  /s/ Ronald P. Vargo
     -------------------------------------------
     Title:  Vice President and Treasurer


SAUGATUCK CAPITAL COMPANY
   LIMITED PARTNERSHIP III
By:  Greyrock Partners Limited Partnership,
            Its General Partner


By:  /s/ Owen S. Crihfield
     -------------------------------------------
     Title:  Managing General Partner